                                                                      Exhibit 99


                        [HEINZ NEWS RELEASE LETTERHEAD]

"THE GOOD FOODS COMPANY"

      HEINZ REPORTS FULL YEAR FISCAL 2004 EPS FROM CONTINUING OPERATIONS OF $2.20, UP 8.4% (EXCLUDING SPECIAL ITEMS), AND RECORD OPERATING FREE CASH
                          FLOW OF MORE THAN $1 BILLION

- FOR THE 4TH QUARTER, HEINZ'S REPORTED EPS WAS $0.55, UP 90% FROM $0.29 LAST YEAR. EXCLUDING SPECIAL ITEMS, EPS FROM CONTINUING OPERATIONS WAS $0.58 VERSUS $0.52 IN FISCAL 2003, AN INCREASE OF 12%.

- FOR THE FULL FISCAL YEAR, REPORTED EPS FROM CONTINUING OPERATIONS WAS $2.20, UP 40% FROM FISCAL 2003. EXCLUDING SPECIAL ITEMS, EPS FROM CONTINUING OPERATIONS WAS $2.20 VERSUS $2.03 LAST YEAR, AN INCREASE OF 8.4%.

- HEINZ REPORTS RECORD OPERATING FREE CASH FLOW (CASH FROM OPERATIONS LESS CAPITAL SPENDING) OF $1.02 BILLION, UP 35% FROM THE PREVIOUS RECORD SET LAST YEAR.

- FOR FISCAL 2005, HEINZ'S FULL YEAR TARGET RANGE IS EPS OF $2.32 TO $2.42 AND OPERATING FREE CASH FLOW OF $800 MILLION TO $1 BILLION.

PITTSBURGH, May 25, 2004 - H.J. Heinz Company (NYSE: HNZ) today reported net income of $196.5 million, or $0.55 per diluted share, for its fourth quarter ended April 28, 2004. This represents a 90% increase versus the fourth quarter of Fiscal 2003 on a fully reported, total company basis. The current quarter diluted earnings per share, excluding special items, of $0.58 is a 12% increase over earnings of $0.52 per share in the prior year. The results were consistent with the Company's previous outlook for Fiscal 2004. For the full year, EPS from continuing operations, excluding special items, was $2.20, up 8.4% and in-line with expectations.

      The Company continued to generate impressive improvements in balance sheet and cash management, posting fourth quarter Operating Free Cash Flow of $320 million, up 13% from prior year. The Cash Conversion Cycle for the quarter was 56 days, an improvement of 12 days from the fourth quarter of Fiscal 2003. For the full year, Operating Free Cash Flow improved 35%, to $1.02 billion, largely driven by an 11 day improvement in the Cash Conversion Cycle. As a result, the Company reduced net debt by almost one-half billion dollars in Fiscal 2004.

(Comments on the fourth quarter that follow refer to the results from continuing operations, excluding special items. See attached tables for further details, including reconciliation of non-GAAP financial measures.)

      Commenting on the Company's performance, H.J. Heinz Company Chairman, President and CEO William R. Johnson said: "Heinz's fourth quarter capped off a successful fiscal year in which it achieved key sales, cash and earnings objectives. In particular, our Fiscal 2004 cash performance was outstanding, as we went beyond the top end of our target range for operating free cash flow.

      "Importantly, Heinz made significant progress against its Four Strategic Imperatives in Fiscal 2004:

      -     Drive Profitable Growth: worldwide ketchup volume was up 8%;

      - Reduce Clutter: SKU's were reduced by another 20% during the year (40% cumulatively over the past 2+ years) and significant improvements were made to many business processes;

      - Squeeze Out Costs: major reductions in working capital and cash conversion cycle were achieved; and

      - Measure and Recognize Performance: Heinz fully implemented its performance scorecard this year and made major strides in enhancing its people processes.

Going into Fiscal 2005, we are focused on continued progress against these critical imperatives, targeting full year EPS of $2.32 - $2.42 and Operating Free Cash Flow of $800 million to $1 billion."

      Overall, Heinz's fourth quarter sales increased 6.3%, reflecting the favorable impact of foreign exchange translation rates. Volume declined by approximately 1% relating primarily to a reduction in promotional support and trade inventories in advance of a major restage of the Italian baby food business in the new fiscal year. Volume was also affected by the continued decline in the nutritional frozen entree market in the U.S., which has been impacted by the trend toward low-carb dieting. These declines were partially offset by volume increases in Heinz's U.K. business, which increased approximately 6% due to favorable sales growth in soup and infant feeding, and by the favorable response to the successful Ore-Ida Extra Crispy introduction in the U.S.

      EPS for the fourth quarter, as discussed, increased 12%, reflecting favorable foreign exchange rates, reduced interest costs and an ongoing reduction in the effective income tax rate. Operating income for the quarter was off slightly versus prior year, primarily due to manufacturing cost increases in the Company's European seafood business and the lower volume associated with the upcoming restage of the Italian infant feeding business, partially offset by strong profit performances in both Heinz U.S. Consumer Products and U.S. Foodservice businesses.

      (On December 20, 2002, Heinz completed the transaction by which it spun off its U.S. and Canadian pet food, U.S. tuna and retail private label soup, and U.S. infant feeding businesses to its shareholders and then merged these businesses with Del Monte Corporation, a subsidiary of Del Monte Foods Company, NYSE:DLM. The results of the spun-off businesses have been accounted for as discontinued operations.)

FISCAL 2005 TARGET

      Looking forward to Fiscal 2005, Heinz is targeting full-year EPS growth in the range of $2.32 - $2.42 per share, consistent with the Company's long-term EPS growth target. The Company has set a target for net sales growth of 2-3%, and a target for Operating Free Cash Flow of $800 million to $1 billion.

FULL YEAR FISCAL 2004 RESULTS

      Heinz reported net income for the year of $804.3 million, or $2.27 per diluted share. On reported results for the total company, this is an increase of 42% versus Fiscal 2003. Current year and prior year results include after-tax earnings from discontinued operations of $25.3 million, or $0.07 per share, and $88.7 million, or $0.25 per share, respectively.

      On a continuing operations basis, without the profits associated with the spun-off business units, and excluding the prior year change in accounting principle related to the adoption of SFAS No. 142:

      - The current year fully diluted EPS of $2.20 per share represents a 40% increase over the earnings of $1.57 per diluted share in the prior-year.

      - Excluding special items, the current year fully diluted EPS was also $2.20 per share, an 8.4% increase over earnings of $2.03 per share last year.

      During Fiscal 2004, the company recognized a pretax gain of $26.3 million ($13.3 million after-tax) on the sale of its bakery business in Northern Europe. This was offset by $17.1 million of pretax reorganization costs ($11.0 million after-tax) comprised mainly of severance costs and a $4.0 million pretax charge for the write-down of pizza crust assets to be disposed of in the U.K. ($2.8 million after-tax). During Fiscal 2003, the Company recognized charges totaling $227.0 million pretax ($162.4 million after-tax) related to the following special items: the previously announced Heinz/Del Monte transaction; costs to reduce overhead of the remaining core businesses following the Del Monte transaction; exiting a U.K. pizza business; and the loss on the sale of Omstead Foods, a Canadian-based frozen fish and vegetable business.

(Comments on the fiscal year that follow refer to the results from continuing operations, excluding special items. See attached tables for further details, including reconciliation of non-GAAP financial measures.)

      Sales for Fiscal 2004 grew by 2.2%, to $8.41 billion. Sales were favorably impacted by volume growth of 0.4%, primarily reflecting strong increases in the U.S. Foodservice and Asia/Pacific segments, partially offset by declines in Europe, again related to the preparation for the restaging of the Italian infant feeding business. Lower pricing decreased sales by 0.3%, primarily reflecting the Company's goal to achieve more competitive net pricing in its European and U.S. retail businesses. Divestitures, net of acquisitions, and the deconsolidation of Zimbabwe operations combined to reduce sales by 5.3%, which was more than offset by a 7.3% increase from favorable foreign exchange rates.

      Net Profit Before Tax (NPBT) increased 6.2% for the year, while operating income increased by almost 1%. The increase in operating income was constrained by the deconsolidation of the Zimbabwe Joint Venture, reflecting the fact that the partner's share of the profit is reflected as an expense below operating income on the P&L. Net income for Fiscal 2004 increased by 8.6%, as the effective income tax rate was 33.0% in Fiscal 2004, compared to 34.5% last year, reflecting improved country mix and effective tax planning. For the year, favorable foreign exchange rates offset the impact of net divestitures, the deconsolidation of Zimbabwe and increased pension costs, with improvements in the base business, lower interest costs and a reduction in the ongoing income tax rate driving the EPS improvement of 8.4%.

HIGHLIGHTS FOR FISCAL 2004

NORTH AMERICAN CONSUMER PRODUCTS

      Sales in the North American Consumer Products segment decreased 2.3%. Sales volume decreased 0.2% as strong increases in Heinz(R) Ketchup (12-week market share up 1.6 pts., to 60.3%) and higher sales of Ore-Ida frozen potatoes (12-week market share also up 1.6 pts., to 46.7%) were more than offset by declines in SmartOnes(R) frozen entrees related to the increased popularity of low-carb dieting, which drove declines in the nutritional frozen entree category in the U.S. The Smart Ones(R) brand has subsequently launched the low-carb Truth About Carbs line. Sales of Boston Market(R) side dishes and Hot Bites(R) snacks also declined as Heinz rationalized its product offerings on both of these brands. Lower pricing decreased sales 1.6% consistent with the Company's strategy to obtain more competitive consumer price points on Boston Market HomeStyle(R) meals, Heinz(R) gravy, Classico(R) pasta sauces, SmartOnes(R) frozen entrees and Delimex(R) frozen snacks. Divestitures in the prior year reduced sales 2.9%, which was partially offset by the acquisition of Unifine Richardson B.V. in Canada (+0.4%), and by favorable Canadian exchange rates (+1.9%).

      Operating income increased 5.9%, largely as a result of improved gross margins and fixed costs, reflecting significant productivity initiatives and more effective and efficient new product launches.

HEINZ U.S. FOODSERVICE

      Heinz's U.S. Foodservice division had a good year, with sales increasing 8.6% and operating income up 8.8%. Sales volume increased 2.4%, primarily due to increases in Heinz(R) Ketchup, Escalon(R) processed tomato products, Dianne's(R) frozen desserts and single serve condiments. This is the result of new customer distribution, successful product innovation and a strengthening trend in the U.S. restaurant industry. New introductions included a foodservice version of Heinz upside-down ketchup and of one-carb Heinz(R) Ketchup, along with Fry Shakers(R) and Stand Up Pouches. Higher pricing increased sales by 2.7%, chiefly related to Heinz(R) Ketchup and single-serve condiments. Acquisitions, net of divestitures, increased sales 3.6%, due to the acquisition of the frozen soup business of Truesoups LLC, a manufacturer and marketer of premium frozen soups.

      Operating income increased 8.8%, primarily due to volume growth, favorable pricing and sales mix, partially offset by higher commodity costs and increased General & Administrative expenses ("G&A") attributable to increased personnel and systems costs.

EUROPE

      Heinz Europe's sales increased 8.3%. Favorable exchange translation rates increased sales by 12.2%. Volumes declined 1.4% due primarily to the aforementioned decrease in Italian infant feeding as a result of reduced promotions in advance of a planned restage in early Fiscal 2005. Convenience meals declined marginally due to promotional timing and the impact of the previously announced program to reduce low-margin SKU's.

      These decreases were partially offset by growing sales in a number of big brands, including Heinz(R) Ketchup, Heinz(R) beans, Heinz(R) Salad Cream, Petite Navire(R) and others. The popular Top Down Heinz(R) Ketchup bottle is now available in 14 countries across Europe, which helped the brand achieve record market shares of 77% in the U.K., 62% in The Netherlands, 30% in Sweden and 26% in Germany. A tremendously popular U.K. television soap opera tie-in helped drive Heinz(R) Salad Cream to a nearly 78% market share. Sales increases were also recorded for Petite Navire(R) seafood and in the U.K. frozen food business. Pricing decreased 0.3% as recent price increases on Heinz(R) beans, ready-to-serve soups, and pasta meals were offset by increased trade promotion spending related to seafood and to pricing pressure in Northern Europe. The latter reflects an 8% price roll-back by the largest retailer in The Netherlands, and subsequent reductions by other retailers, that began in the second quarter. Divestitures reduced sales 2.2%, primarily related to the sale of the U.K. frozen pizza business, the Northern European bakery business and a foodservice business in Italy.

      Operating income increased 2.5%, primarily attributable to favorable exchange translation rates which were partially offset by the volume-related impact of reduced promotions in Heinz's Italian baby food business, higher manufacturing costs in the European seafood business and increased pension expenses in the U.K.

ASIA PACIFIC

      Sales in Asia Pacific increased 16.7%. Volume increased sales 2.6% primarily due to strong growth in Heinz(R) Ketchup, Tegel(R) poultry in New Zealand, Heinz(R) soups in Australia and ABC(R) sauces in Indonesia. In Australia, sales of Heinz(R) beans generated a market share of more than 70% - the highest in five years. Lower pricing decreased sales 1.8% related primarily to pricing pressure on Tegel(R) poultry in New Zealand, partially offset by recent price increases in Indonesia on ABC(R) sauces and juice concentrates. Favorable exchange translation rates increased sales by 16.2%, while divestitures, net of acquisitions, reduced sales 0.5%.

      Operating income increased 36.5%, driven by excellent growth in Australia and Wattie's in New Zealand and by favorable foreign exchange rates (21.2%) which were partially offset by lower pricing on Tegel(R) poultry.

                                       # #

MEETING WITH SECURITIES ANALYSTS - INTERNET BROADCASTS

Heinz will host a conference call with security analysts today at 8:30 a.m. (Eastern time). The call will be webcast live on www.heinz.com and will be archived for playback beginning at 2 p.m. The call is available live via conference call at 1-866-215-1938 (listen only). It will be hosted by William R. Johnson, Chairman, President & Chief Executive Officer; Art Winkleblack, Executive Vice President and Chief Financial Officer; and Jack Runkel, Vice President - Investor Relations.

                                       # #


SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz's control and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Uncertainties contained in such statements include, but are not limited to, sales, earnings, and volume growth, general economic, political, and industry conditions, competitive conditions, production, energy and raw material costs, the ability to maintain favorable supplier relationships, achieving cost savings programs and gross margins, currency valuations and interest rate fluctuations, success of acquisitions, joint ventures, and divestitures, new product and packaging innovations, the effectiveness of advertising, marketing, and promotional programs, supply chain efficiency and cash flow initiatives, the impact of e-commerce and e-procurement, risks inherent in litigation and international operations, particularly the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments, the possibility of increased pension expense and contributions, and other factors described in "Cautionary Statement Relevant to Forward-Looking Information" in the Company's Form 10-K for the fiscal year ended April 30, 2003, and the Company's subsequent filings with the Securities and Exchange Commission. The forward-looking statements are and will be based on management's then current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

                                       # #

ABOUT HEINZ: H.J. Heinz Company is one of the world's leading producers and marketers of branded foods in ketchup, condiments, sauces, meals, soups, seafood, snacks and infant foods. Heinz is a global family of leading brands, including Heinz(R) Ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales), Ore-Ida(R) french fries, Boston Market(R) and Smart Ones(R) meals and Plasmon(R) baby food. Heinz's 50 companies have number-one or number-two brands in 200 countries, showcased by Heinz(R) Ketchup, the world's favorite ketchup. Information on Heinz is available at www.heinz.com/news.

                                      # # #

CONTACT:    Media:


      Ted Smyth, 412-456-5780;

      Debbie Foster, 412-456-5778;

      Jack Kennedy, 412-456-5923;

      OR Investors:

            Jack Runkel, 412-456-6034

                      H.J. HEINZ COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        Fourth Quarter Ended               Fiscal Year Ended
                                                  -------------------------------  ---------------------------------
                                                  April 28, 2004   April 30, 2003   April 28, 2004   April 30, 2003
                                                      FY2004           FY2003           FY2004           FY2003
                                                  --------------   --------------   --------------   --------------
Sales                                               $ 2,331,372      $ 2,193,349      $ 8,414,538      $ 8,236,836
Cost of products sold                                 1,510,656        1,446,578        5,326,281        5,304,362
                                                    -----------      -----------      -----------      -----------
Gross profit                                            820,716          746,771        3,088,257        2,932,474
Selling, general and
  administrative expenses                               494,937          521,516        1,709,000        1,758,658
                                                    -----------      -----------      -----------      -----------
Operating income                                        325,779          225,255        1,379,257        1,173,816
Interest income                                           7,411            9,319           23,312           31,083
Interest expense                                         51,572           58,207          211,826          223,532
Other income / (expense), net                            12,827          (11,184)         (22,192)        (112,636)
                                                    -----------      -----------      -----------      -----------
Income from continuing operations before
income taxes and effect of change in accounting
principle                                               294,445          165,183        1,168,551          868,731
Provision for income taxes                               96,061           62,582          389,618          313,372
                                                    -----------      -----------      -----------      -----------
Income from continuing operations before effect
of change in accounting principle                       198,384          102,601          778,933          555,359
(Loss) / income from discontinued operations,
net of tax                                               (1,860)              --           25,340           88,738
                                                    -----------      -----------      -----------      -----------
Income before effect of change in accounting
principle                                               196,524          102,601          804,273          644,097
Effect of change in accounting principle                     --               --               --          (77,812)
                                                    -----------      -----------      -----------      -----------
Net income                                          $   196,524      $   102,601      $   804,273      $   566,285
                                                    ===========      ===========      ===========      ===========

Income per common share - Diluted
  Continuing operations                             $      0.56      $      0.29      $      2.20      $      1.57
  Discontinued operations                                 (0.01)              --             0.07             0.25
  Effect of change in accounting principle                   --               --               --            (0.22)
                                                    -----------      -----------      -----------      -----------
  Net Income                                        $      0.55      $      0.29      $      2.27      $      1.60
                                                    ===========      ===========      ===========      ===========

Average common shares
outstanding - diluted                                   354,372          354,144          354,372          354,144
                                                    ===========      ===========      ===========      ===========

Income per common share - Basic
  Continuing operations                             $      0.56      $      0.29      $      2.21      $      1.58
  Discontinued operations                                 (0.01)              --             0.07             0.25
  Effect of change in accounting principle                   --               --               --            (0.22)
                                                    -----------      -----------      -----------      -----------
  Net Income                                        $      0.56      $      0.29      $      2.29      $      1.61
                                                    ===========      ===========      ===========      ===========

Average common shares
outstanding - basic                                     351,810          351,250          351,810          351,250
                                                    ===========      ===========      ===========      ===========

Cash dividends per share                            $    0.2700      $    0.2700      $    1.0800      $    1.4850
                                                    ===========      ===========      ===========      ===========

Note: Fiscals 2004 and 2003 include special items.
(Totals may not add due to rounding)

                      H.J. HEINZ COMPANY AND SUBSIDIARIES
                                  SEGMENT DATA

                                                   Fourth Quarter Ended              Fiscal Year Ended
                                            -------------------------------   -------------------------------
                                            April 28, 2004   April 30, 2003   April 28, 2004   April 30, 2003
                                                FY2004           FY2003           FY2004           FY2003
                                            --------------   --------------   --------------   --------------
Net external sales:
   North American Consumer Products           $   570,524      $   572,439      $ 2,064,937      $ 2,114,020
   U.S. Foodservice                               371,648          344,058        1,428,641        1,315,465
   Europe                                         950,482          879,894        3,287,737        3,036,581
   Asia/Pacific                                   331,895          297,169        1,258,556        1,078,849
   Other Operating Entities                       106,823           99,789          374,667          691,921
                                              -----------      -----------      -----------      -----------
   Consolidated Totals                        $ 2,331,372      $ 2,193,349      $ 8,414,538      $ 8,236,836
                                              ===========      ===========      ===========      ===========
Intersegment revenues:
   North American Consumer Products           $    12,950      $    13,414      $    55,379      $    55,763
   U.S. Foodservice                                 4,932            4,025           15,310           16,124
   Europe                                           3,292            5,063           13,644           17,018
   Asia/Pacific                                       753              773            2,911            3,281
   Other Operating Entities                           461              472            2,188            2,174
   Non-Operating                                  (22,388)         (23,747)         (89,432)         (94,360)
                                              -----------      -----------      -----------      -----------
   Consolidated Totals                        $        --      $        --      $        --      $        --
                                              ===========      ===========      ===========      ===========
Operating income (loss):
   North American Consumer Products           $   114,864      $    62,571      $   474,129      $   391,656
   U.S. Foodservice                                49,821           43,456          211,129          191,681
   Europe                                         160,027          126,435          639,157          541,724
   Asia/Pacific                                    34,161           25,347          146,190          100,460
   Other Operating Entities                         7,750           17,690           29,934          111,190
   Non-Operating                                  (40,844)         (50,244)        (121,282)        (162,895)
                                              -----------      -----------      -----------      -----------
   Consolidated Totals                        $   325,779      $   225,255      $ 1,379,257      $ 1,173,816
                                              ===========      ===========      ===========      ===========
Operating income (loss) excluding special items:
   North American Consumer Products           $   118,692      $    94,925      $   479,453      $   452,543
   U.S. Foodservice                                51,221           46,131          215,029          197,584
   Europe                                         161,072          185,370          615,403          600,659
   Asia/Pacific                                    34,161           31,996          146,190          107,109
   Other Operating Entities                         8,750           17,690           30,934          111,190
   Non-Operating                                  (36,444)         (33,928)        (115,424)        (107,878)
                                              -----------      -----------      -----------      -----------
   Consolidated Totals                        $   337,452      $   342,184      $ 1,371,585      $ 1,361,207
                                              ===========      ===========      ===========      ===========

The company's revenues are generated via the sale of products in the following categories:

   Ketchup, Condiments and Sauces             $   818,465      $   767,178      $ 3,047,662      $ 2,766,134
   Frozen Foods                                   545,148          502,862        1,947,777        1,972,200
   Convenience Meals                              525,260          461,758        1,874,272        1,696,977
   Infant Feeding                                 278,700          293,955          908,469          871,801
   Other                                          163,799          167,596          636,358          929,724
                                              -----------      -----------      -----------      -----------
   Total                                      $ 2,331,372      $ 2,193,349      $ 8,414,538      $ 8,236,836
                                              ===========      ===========      ===========      ===========

The above amounts include the impact of acquisitions, divestitures (primarily affecting the Other and Frozen Foods categories) and foreign exchange.

                       H.J. HEINZ COMPANY AND SUBSIDIARIES
     SPECIAL ITEMS - FOURTH QUARTERS ENDED APRIL 28, 2004 AND APRIL 30, 2003

The company reports its financial results in accordance with generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. The following table provides a reconciliation of the company's reported results from continuing operations to the results excluding special items for the fourth quarters ended April 28, 2004 and April 30, 2003:

                                                            Fourth Quarter Ended April 28, 2004
                                                ------------------------------------------------------------
                                                  Net         Gross      Operating                    Per
                                                 Sales        Profit       Income       Income       Share
                                                --------     --------     --------     --------     --------
Reported results from continuing operations     $2,331.4     $  820.7     $  325.8     $  198.4     $   0.56
  Reorganization costs                                --           --         11.7          7.6         0.02
                                                --------     --------     --------     --------     --------
Results from continuing operations
  excluding special items                       $2,331.4     $  820.7     $  337.5     $  205.9     $   0.58
                                                ========     ========     ========     ========     ========

                                                            Fourth Quarter Ended April 30, 2003
                                                ------------------------------------------------------------
                                                  Net         Gross      Operating                    Per
                                                 Sales        Profit       Income       Income       Share
                                                --------     --------     --------     --------     --------
Reported results from continuing operations     $2,193.3     $  746.8     $  225.3     $  102.6     $   0.29
  Reorganization costs                                --          2.6         64.0         43.0         0.12
  Loss on exit of non-strategic businesses            --         47.3         53.0         39.2         0.11
                                                --------     --------     --------     --------     --------
Results from continuing operations
  excluding special items                       $2,193.3     $  796.7     $  342.2     $  184.8     $   0.52
                                                ========     ========     ========     ========     ========

(Note: Totals may not add due to rounding.)

                      H.J. HEINZ COMPANY AND SUBSIDIARIES
      SPECIAL ITEMS - FISCAL YEARS ENDED APRIL 28, 2004 AND APRIL 30, 2003

The company reports its financial results in accordance with generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. The following table provides a reconciliation of the company's reported results from continuing operations to the results excluding special items for the fiscal years ended April 28, 2004 and April 30, 2003:

                                                              Fiscal Year Ended April 28, 2004
                                                ------------------------------------------------------------
                                                  Net         Gross      Operating                    Per
                                                 Sales        Profit       Income       Income       Share
                                                --------     --------     --------     --------     --------
Reported results from continuing operations     $8,414.5     $3,088.3     $1,379.3     $  778.9     $   2.20
  Write-down of U.K. pizza crust assets               --          4.0          4.0          2.8         0.01
  Reorganization costs                                --           --         17.1         11.0         0.03
  Gain on sale of the Northern European
    bakery business                                   --           --        (28.8)       (13.3)       (0.04)
                                                --------     --------     --------     --------     --------
Results from continuing operations
  excluding special items                       $8,414.5     $3,092.3     $1,371.6     $  779.5     $   2.20
                                                ========     ========     ========     ========     ========

                                                              Fiscal Year Ended April 30, 2003
                                                ------------------------------------------------------------
                                                  Net         Gross      Operating                    Per
                                                 Sales        Profit       Income      Income *      Share*
                                                --------     --------     --------     --------     --------
Reported results from continuing operations     $8,236.8     $2,932.5     $1,173.8     $  555.4     $   1.57
  Reorganization costs                                --          6.1        125.0        113.1         0.32
  Loss on exit of non-strategic businesses            --         47.3         62.4         49.3         0.14
                                                --------     --------     --------     --------     --------
Results from continuing operations
  excluding special items                       $8,236.8     $2,985.9     $1,361.2     $  717.7     $   2.03
                                                ========     ========     ========     ========     ========

* Excludes the impact of cumulative effect of accounting change.
(Note: Totals may not add due to rounding.)

                      H.J. HEINZ COMPANY AND SUBSIDIARIES
                           NON-GAAP PERFORMANCE RATIOS

The company reports its financial results in accordance with generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. The following table provides the calculation of those non-GAAP performance ratios discussed in the company's press release dated May 25, 2004:

NET DEBT CALCULATION
(amounts in thousands)                                    April 28, 2004   April 30, 2003
                                                              FY 2004          FY 2003
                                                          --------------   --------------
     Short-term debt                                       $    11,434      $   146,838
     Long-term debt, including current portion               4,962,996        4,784,091
                                                           -----------      -----------
       Total debt                                            4,974,430        4,930,929

     Less:
       Value of interest rate swaps                           (125,324)        (294,802)
       Cash and cash equivalents                            (1,180,039)        (801,732)
                                                           -----------      -----------

     Net Debt                                              $ 3,669,067      $ 3,834,395
                                                           -----------      -----------

     Preferred stock                                          (325,000)
                                                           -----------

     Net Debt excluding SFAS No. 150 reclassification*     $ 3,344,067
                                                           ===========


      * The adoption of SFAS No. 150 by the Company in the second quarter of Fiscal 2004 required the prospective classification of Heinz Finance Company's $325 million of mandatorily redeemable preferred shares from minority interest to long-term debt. The current period calculation of net debt excludes the effects of this reclassification in order to provide more meaningful comparisons with prior periods.

OPERATING FREE CASH FLOW CALCULATION
(amounts in thousands)                             Fourth Quarter Ended               Fiscal Year Ended
                                              -------------------------------   -------------------------------
                                              April 28, 2004   April 30, 2003   April 28, 2004   April 30, 2003
                                                 FY 2004          FY 2003          FY 2004          FY 2003
                                              --------------   --------------   --------------   --------------
     Cash provided by operating activities     $   431,954      $   344,853      $ 1,249,007      $   906,038
     Capital expenditures                         (112,144)         (61,720)        (231,961)        (153,969)
                                               -----------      -----------      -----------      -----------
       Operating Free Cash Flow                $   319,810      $   283,133      $ 1,017,046      $   752,069
                                               ===========      ===========      ===========      ===========